Exhibit 99.1

American Strategic Investment Co. (NYSE: NYC) Fourth Quarter and Full Year 2024 Earnings Call

Executives

Michael Anderson - President & CEO

Michael LeSanto – CFO

Operator

Good morning and welcome to the American Strategic Investment Co.'s Fourth Quarter and Year-End 2024 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis

Thank you, operator. Good morning, everyone and thank you for joining us for ASIC's Fourth Quarter and Year-End Earnings Call. This event is also being webcast in the Investor Relations section of our website. Joining me today on the call to discuss the quarter's results are Michael Anderson, American Strategic Investment Company's Chief Executive Officer, and Mike LeSanto, the Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. Please review the forward-looking and cautionary statements section at the end of our Fourth Quarter 2024 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings, including the Form 10-K filed for the year ended December 31, 2024 to be filed on March 19, 2025, for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this call are only made as of the date of this call. As stated in our SEC filings, ASIC disclaims any intent or obligation to update or revise these forward-looking statements except as required to do so by law. Please note that all fourth quarter 2024 financial information is unaudited. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial and operating performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

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I will now turn the call over to Michael Anderson, Chief Executive Officer. Please go ahead, Michael.

Michael Anderson

Thanks, Curtis. Good morning and thank you for joining us. Today we will discuss our results for the fourth quarter and full year 2024.

As part of our ongoing diversification strategy, as previously communicated, we completed the disposition of 9 Times Square for $63.5 million. The sale of this property improved the leverage on our balance sheet and generated net proceeds of approximately $13.5 million, strengthening our cash position. We have also relaunched the marketing efforts to sell 123 William Street and 196 Orchard as we continue to pursue our strategy of diversifying beyond real estate in Manhattan through the strategic sale of properties and the acquisition of higher-yielding assets.

Our existing portfolio consists of six real estate assets throughout New York City, primarily in Manhattan. At year end, our $470.8 million, 1.0 million square foot portfolio had occupancy of 80.8% and a weighted average remaining lease term of 6.3 years. Our New York City centric portfolio features a mix of large, investment grade tenants, of whom the top ten tenants are 77% investment grade or implied investment grade, based on straight-line rent, with a weighted-average remaining lease term of 8.0 years. Investment-grade tenants in our portfolio include City National Bank, CVS, and government agencies.

We also continue to focus our leasing efforts on securing tenants in resilient industries, such as well-capitalized financial service companies and medical institutions. Our core office properties are located in sub-markets with close proximity to major transportation hubs.

Our asset management team continues to drive our leasing efforts. To that point, by leveraging relationships with existing tenants and the brokerage community, they were able to secure 5 new leases totaling over 37,000 square feet and $2.0 million of straight-line rent during 2024. As we look ahead, we are proactively building a pipeline of new and renewal leases to increase occupancy in our portfolio.

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We remain committed to strengthening our existing portfolio of real estate assets as we explore additional income-generating investments. We believe with the completion of past sales and the reinvigorated effort to sell two additional properties we will be better positioned to take advantage of opportunities to invest in the long-term future of our portfolio. It is our intention to build a portfolio that we believe will be accretive to shareholders.

With that, I'll turn it over to Mike LeSanto to go over the fourth quarter and full-year 2024 results. Mike?

Michael LeSanto

Thanks Michael. Revenue was $61.6 million for the year ended December 31, 2024 compared to $62.7 million in 2023. Revenue for the fourth quarter 2024 was $14.9 million, compared to $15.4 million in the fourth quarter of 2023. The company's full year GAAP net loss attributable to common stockholders was $140.6 million compared to a net loss of $105.9 million in 2023. Net loss for the quarter was $6.7 million compared to $73.9 million for the fourth quarter in 2023.

Adjusted EBITDA for 2024 was $11.9 million and was $1.3 million for the fourth quarter. We made good progress improving Cash NOI, which for the full year was $27.6 million compared to $27.3 million in 2023 and which was $6.4 million in the fourth quarter compared to $6.3 million in the fourth quarter 2023.

As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplemental and Form 10-K.

The Company maintains a relatively conservative balance sheet, with 100% fixed-rate debt and prudent net leverage of 56.9%. We ended the fourth quarter with net debt of $340.2 million at a weighted-average effective interest rate of 4.4% and a weighted average remaining debt term of 3.6 years. Importantly, all of our debt is fixed-rate or swapped to fixed rate, after we locked in interest rates while they were broadly at historic lows.

With that, I'll turn the call back to Michael for some closing remarks.

Michael Anderson

Great, thank you, Mike.

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One final note: On March 7th, we announced that I would be resigning my position as CEO of ASIC. As such, this will be the last time that I get to discuss the company's results with you. I’d like to thank you for your insight, support, and ownership of ASIC over the years and I take great comfort leaving the company in the hands of Nick Schorsch, Jr., who was recently approved by the board to the position of CEO. Nick has been a long-time employee of our advisor, AR Global, starting in 2011 and has ably fulfilled numerous roles during his tenure here. I believe I speak for the leadership team when I say that we are excited about the opportunities ahead of us for the company to unlock future value for our shareholders.

Thank you for joining us today.

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